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                      October 24, 2023

       James Herzog
       Senior Executive Vice President and Chief Financial Officer
       Comerica Inc.
       Comerica Bank Tower
       1717 Main Street, MC 6404
       Dallas, Texas 75201

                                                        Re: Comerica Inc.
                                                            Form 10-Q for the
Quarterly Period Ended June 30, 2023
                                                            Filed July 26, 2023
                                                            File No. 001-10706

       Dear James Herzog:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance